As filed with the Securities and Exchange Commission on May 1, 2002

Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALTERA CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0016691 (IRS Employer Identification Number)

101 Innovation Drive
San Jose, California 95134
(408) 544-7000
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Restricted Stock Purchase Agreement
1996 Stock Option Plan
1987 Employee Stock Purchase Plan
(Full title of the plan)

JOHN P. DAANE
President and Chief
Executive Officer
Altera Corporation
101 Innovation Drive
San Jose, California 95134
(408) 544-7000
(Name, address, and telephone number, including area code, of agent for service)

Copies to:

KATHERINE E. SCHUELKE, ESQ. Vice President, General Counsel and Secretary ALTERA CORPORATION 101 Innovation Drive San Jose, California 95134 (408) 544-7000	WARREN L. TROUPE, ESQ. JULIE A. HERZOG, ESQ. MORRISON & FOERSTER LLP 370 17th Street, Suite 5200 Denver, Colorado 80202 (303) 592-1500

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		Maximum	Maximum
Securities	Amount	Offering	Aggregate	Amount of
to be	to be	Price Per	Offering	Registration
Registered	Registered(1)	Share(2)	Price(2)	Fee

Common Stock, $0.001 par value issuable pursuant to:
Restricted Stock Purchase Agreement	50,000	$0.001 (3)	$50	$0.01
1996 Stock Option Plan	9,000,000	$20.00 (4)	$180,000,000	$16,560.00
1987 Employee Stock Purchase Plan	1,500,000	$20.00 (4)	$30,000,000	$2,760.00

Total	10,550,000		$210,000,050	$19,320.01

(1)	This Registration Statement shall also cover any additional shares of common stock which become issuable under the Restricted Stock Purchase Agreement, 1996 Stock Option Plan and the 1987 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of Registrant’s common stock.

(2)	Estimated with respect to the 1996 Stock Option Plan and 1987 Employee Stock Purchase Plan solely for the purpose of calculating the registration fee.

(3)	Computed in accordance with Rule 457(h) of the Securities Act of 1933. Such computation is based on the purchase price of $0.001 per share covering shares to be sold pursuant to the Restricted Stock Purchase Agreement.

(4)	Computed in accordance with Rule 457(h) of the Securities Act of 1933, as amended. Such computation is based on the average of the high and low price as reported on The Nasdaq National Market on April 29, 2002.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information required by Part I of Form S-8 will be sent or given to plan participants pursuant to Rule 428(b)(1) of the Securities Act of 1933. Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The Registrant hereby incorporates by reference in this Registration Statement the following documents and information filed with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”):

     1. The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Commission on March 8, 2002 (File No. 0-16617); and

     2. The description of the Registrant’s Common Stock as set forth in the Registration Statement on Form 8-A filed with the Commission on March 18, 1988, including any amendments or reports filed with the Commission for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Under Section 145 of the General Corporate Law of the State of Delaware, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933. The Registrant’s Bylaws provide for mandatory indemnification of its directors and officers to the fullest extent permissible by applicable law.

     The Registrant maintains a policy of directors’ and officers’ liability insurance that insures its directors and officers against the costs of defense, settlement or payment of a judgment under certain circumstances.

     The above discussion of the Registrant’s Amended and Restated Certificate of Incorporation and Bylaws and of Delaware law is not intended to be exhaustive and is qualified in its entirety by such Certificate of Incorporation, Bylaws and statutes.

     The Registrant’s policy is to enter into indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and officers by Section 145 of the Delaware General Corporation Law and the Bylaws, as well as certain additional procedural protections.

Item 7.  Exemption From Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

4.1	Specimen copy of certificate for shares of common stock of the Registrant.(1)

4.2	Form of Restricted Stock Purchase Agreement between the Registrant and George Papa.

5.1	Opinion of Morrison & Foerster LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

(1)	Incorporated by reference to the identically numbered exhibit filed with the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed with the Commission on March 30, 1998 (Commission File No. 0-16617).

Item 9.  Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on April 30, 2002.

ALTERA CORPORATION

By:	/s/ Nathan M. Sarkisian Nathan M. Sarkisian, Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John P. Daane and Nathan M. Sarkisian, and each or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or either of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Rodney Smith Rodney Smith	Chairman of the Board of Directors	April 30, 2002

/s/ John P. Daane John P. Daane	President, Chief Executive Officer and Director (Principal Executive Officer)	April 30, 2002

/s/ Nathan M. Sarkisian Nathan M. Sarkisian	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 30, 2002

/s/ Charles M. Clough Charles M. Clough	Director	April 30, 2002

/s/ Robert J. Finocchio, Jr. Robert J. Finocchio, Jr.	Director	April 30, 2002

/s/ Paul Newhagen Paul Newhagen	Director	April 30, 2002

/s/ Robert W. Reed Robert W. Reed	Director and Vice Chairman of the Board of Directors	April 30, 2002

/s/ Deborah D. Rieman Deborah D. Rieman	Director	April 30, 2002

/s/ William E. Terry William E. Terry	Director	April 30, 2002

EXHIBIT INDEX

Exhibit No.	Description

4.1	Specimen copy of certificate for shares of common stock of the Registrant.(1)

4.2	Form of Restricted Stock Purchase Agreement between the Registrant and George Papa.

5.1	Opinion of Morrison & Foerster LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

(1)	Incorporated by reference to the identically numbered exhibit filed with the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed with the Commission on March 30, 1998 (Commission File No. 0-16617).